UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 17, 2010

                   Alaska Pacific Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Alaska	0-26003	92-0167101
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

2094 Jordan Avenue, Juneau, Alaska		99801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (907) 789-4844

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)(3)     Material Plan, Contract or Arrangement

On June 17, 2010,  Alaska Pacific Bancshares, Inc. (“Company”) and Alaska Pacific Bank (“Bank”) entered into an amended employment agreement (“Agreement”) with Craig E. Dahl, President and Chief Executive Officer of the Company and the Bank.  Under the Agreement, the base salary for Mr. Dahl is $174,174, which may be increased at the discretion of the Boards of Directors of the Company and the Bank (together, the “Board of Directors”).  The salary will be reviewed by the Board of Directors at least annually.  The Agreement provides for an initial two-year term commencing on January 25, 2010, provided the Agreement has not been terminated earlier by either party.  The Agreement may be extended for an additional two-year term (or terms), if at least 90 days prior to the end of the then two-year term the Board of Directors explicitly reviews and approves the extension of the Agreement.

Mr. Dahl will receive benefits that are commensurate with his position at the Company and the Bank.  Accordingly, Mr. Dahl is entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses (either discretionary or performance-based), and other retirement or employee benefits or combinations thereof.  In addition, he also is entitled to be considered for benefits in which the Company and the Bank's executive officers are eligible or become eligible to participate.  Bonuses, equity related compensation, and incentive compensation otherwise payable to Mr. Dahl will be subject to the applicable TARP Requirements (as defined in the Agreement) during the period of time the Company and Bank are subject to the Troubled Asset Relief Program of the United States Department of Treasury (the “TARP Period”).  Mr. Dahl also will receive fringe benefits and perquisites which are available to Company and Bank officers generally, subject to the applicable TARP Requirements.  Mr. Dahl also will be reimbursed for appropriate expenses.

The Agreement may be terminated by Mr. Dahl if he is assigned duties inconsistent with his initial position, duties and responsibilities, or upon the occurrence of certain events listed in the Agreement, including a reduction in salary, a reduction in title, or a material relocation.  If Mr. Dahl’s employment is terminated without cause or upon his voluntary termination following the occurrence of an event referred to in the Agreement, then the Company and the Bank would be required to continue to pay Mr. Dahl’s salary for a period equal to the longer of 18 months or the remaining term of the Agreement, and to continue the health, life and disability programs of the Bank for that same period.   However, the ability of the Company and the Bank to honor the terms of the Agreement upon an involuntary termination may be limited by the TARP Requirements during the TARP Period.

       The Agreement also provides for a severance payment and other benefits if Mr. Dahl is involuntarily terminated following a change in control of the Company or the Bank.  The severance benefit under the Agreement is a cash lump sum payment equal to 2.99 times Mr. Dahl’s “base amount” (as determined under Section 280G of the Internal Revenue Code (“Section 280G”)), and continued coverage under the health, life and disability programs of the Bank for the remaining term of the Agreement.   These amounts and timing of these payments are subject to the TARP Requirements during the TARP Period, the golden parachute payment restrictions of Section 280G, Section 409A of the Internal Revenue Code, and other regulatory provisions.

        The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is furnished as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is being filed herewith and this list shall constitute the exhibit index:

10.1           Employment Agreement Between Alaska Pacific Bancshares, Inc., Alaska Pacific Bank and Craig E. Dahl.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALASKA PACIFIC BANCSHARES, INC.

DATE: June 21, 2010	By: /s/ Craig E. Dahl
Craig E. Dahl
President and Chief Executive Officer